EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
SEANERGY MARITIME HOLDINGS CORP.:

We consent to the inclusion in Amendment No. 1 to the registration statement on Form F-1 (File No. 333-166872) (the "Registration Statement") of SEANERGY MARITIME HOLDINGS CORP. (the "Company") of our report dated March 27, 2009, with respect to the consolidated balance sheet of SEANERGY MARITIME HOLDINGS CORP. as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the Company's Registration Statement.

We consent to the references to our firm under the caption "Experts" in the prospectus.

/s/ KPMG Certified Auditors AE
Athens, Greece
July 20, 2010

SK 26979 0001 1115198